TIMOTHY J. CAREW, P.Geo.

Consent and Certificate

of Professional (Qualified Person)

British Columbia Securities Commission Pacific Centre 12th Floor, 701 West Georgia Street Vancouver, British Columbia CANADA V7Y 1L2 Attention: Corporate Finance	The Toronto Stock Exchange The TSX Venture Exchange Suite 2700 – 650 West Georgia Street Vancouver, British Columbia CANADA V6B 4N9 Attention: Corporate Finance
Alberta Securities Commission 4 th Floor, 300 – 5th Avenue S.W. Calgary, Alberta CANADA T2P 3C4 Attention: Corporate Finance	International Tower Hill Mines Ltd. Suite 1920 – 1188 West Georgia Street Vancouver, British Columbia CANADA V6E 4A2

Re:  International Tower Hill Mines Ltd. (the “Issuer”)

I, Timothy J. Carew, P.Geo, of P.O. Box 19848, Reno, Nevada, U.S.A. 89511, have prepared, and am the author of, sections 16.11 and 17 of the report entitled “October 2009 Summary Report on the Livengood Project, Tolovana District, Alaska” dated October 31, 2009 (the “Report”), other than sections 16 and 17 thereof.

1.

I hereby consent to:

(a)

the public filing of the Report on SEDAR and EDGAR, in the public files of the Securities Commissions of British Columbia and Alberta, with the TSX Venture Exchange and the Toronto Stock Exchange and with the United States Securities and Exchange Commission;

(b)

the use of and reliance upon the Report in connection with the disclosure in the Issuer’s Press Release dated October 13, 2009 and Material Change Report dated November 5, 2009 (collectively, the “Disclosures”) and for any and all required regulatory filings, acceptances or approvals in connection with the use of, and reference to, the Mineral Resource Estimate and Preliminary Economic Analysis for the “Livengood” Property, Alaska as set out in the Report (including any subsequent press releases and material change reports); and

(c)

the inclusion of extracts from, or a summary of, the Report in the Disclosures.

2.

I hereby consent to the use of my name “Tim Carew”, and to the use of the name of “Reserva International LLC”, a private geological and mining consulting services firm, of which I am the Principal, in the Disclosures and in any subsequent press releases or material change reports in reference to the Report.

3.

I hereby certify that I have read the Disclosures and that the Disclosures fairly and accurately represent the information contained in the Report.

Dated this 27th day of November, 2009

“Timothy J. Carew” (signed)

Timothy J. Carew, P.Geo.